EXHIBIT 99.2
          DIVIDEND PRESS RELEASE OF CITIZENS SOUTH BANKING CORPORATION

         CITIZENS SOUTH BANKING CORPORATION DECLARES QUARTERLY DIVIDEND

      GASTONIA, NC, October 20, 2003 --- Kim S. Price, President and Chief Executive Officer of Citizens South Banking Corporation (Nasdaq: CSBC), announced today that the Company's Board of Directors has declared a cash dividend of six cents per share of common stock. The dividend will be payable to stockholders of record as of November 1, 2003, and will be paid on November 15, 2003.

      Citizens South Banking Corporation is the parent corporation for Citizens South Bank, which was established in 1904 and is headquartered in Gastonia, North Carolina. The Bank has ten full-service banking offices located in the Central Piedmont region of North Carolina. At September 30, 2003, the Company had assets of $488.6 million, loans of $288.7 million, deposits of $339.6 million, and stockholders' equity of $91.7 million.

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